Exhibit 99.1

SECOND AMENDMENT TO JOINT FILING AND SOLICITATION AGREEMENT

This Second Amendment (this “Second Amendment”) is made and entered into as of July 20, 2022 to that certain Joint Filing and Solicitation Agreement, dated May 27, 2022, as amended on July 1, 2022 (the “Agreement”), by and among Bradley L. Radoff, AB Value Partners, LP, AB Value Management LLC, Andrew T. Berger, Mary Bradley and Correne S. Loeffler.

WHEREAS, in connection with AB Value Partners, LP’s withdrawal of Ms. Loeffler as a nominee for election as a director at the Issuer’s 2022 annual meeting of stockholders, the parties desire to remove Ms. Loeffler as a party to the Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements of the parties herein contained, the parties hereby agree as follows:

1.            Effective immediately, Ms. Loeffler is removed as a party to the Agreement.

2.            This Second Amendment may be executed in one or more facsimile, portable document format (pdf) or original counterparts, all of which shall be deemed to be originals and all of which together shall constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed as of the day and year first above written.

/s/ Bradley L. Radoff
Bradley L. Radoff
Individually and as attorney-in-fact for Mary Bradley and Correne S. Loeffler

AB Value Partners, LP

By:	AB Value Management LLC, its general partner

By:	/s/ Andrew T. Berger
	Name:	Andrew T. Berger
	Title:	Manager

AB Value Management LLC

By:	/s/ Andrew T. Berger
	Name:	Andrew T. Berger
	Title:	Manager

/s/ Andrew T. Berger
Andrew T. Berger